SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): JULY 8, 1997

                               PAN AM CORPORATION

                   9300 N.W. 36TH STREET, MIAMI, FLORIDA 33178

                                  305-873-3000
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
Incorporation under the laws of the         Commission File Number        I.R.S. Employer Identification Number

         STATE OF FLORIDA                    0-23444                                  65-0450311

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ITEM 5.           OTHER EVENTS.

         NATIONSBANK FACILITY. On July 8, 1997, Carnival Air Lines, Inc., as borrower ("Carnival Air"), Pan Am Corporation (the "Company") and Mr. Micky Arison, as guarantors, (the "Company"), and NationsBank, N.A., as lender (the "Lender"), executed a commitment letter (the "NationsBank Commitment Letter") which sets forth the basis on which the Lender will provide two revolving credit bridge facilities (each a "Facility" and collectively, the "NationsBank Facility") of up to an aggregate of $25 million for use by Carnival Air for working capital and general corporate purposes and for the repayment by Carnival Air of up to $5 million in existing bank debt. Each of the Facilities would permit Carnival Air to borrow up to $12.5 million, with borrowings under such Facilities maturing one-year after the date of closing, subject to certain repayment requirements. Funding of the NationsBank Facility will be subject to a number of conditions, including but not limited to, negotiating definitive documentation with respect to the NationsBank Facility (the "NationsBank Facility Agreements"). It is anticipated that the NationsBank Facility Agreements will contain conditions and covenants, including, among other things, dividend or other restricted payment limitations, capital expenditure requirements and negative pledge covenants. There can be no assurances as to the final terms and conditions of the NationsBank Facility, or that the NationsBank Facility will be finalized.

         Prior to the consummation of the merger of a subsidiary of the Company with and into Carnival Air (the "Merger"), Mr. Arison, whose affiliate is the principal shareholder of Carnival Air, will provide a guaranty of payment with respect to one of the Facilities ("Facility B"), and after the consummation of the Merger, this guaranty will be converted from a guarantee of payment to a guaranty of collection. Prior to the consummation of the Merger, the Company will provide a guaranty of collection of the other Facility ("Facility A", which will be binding on the Company even in the event the Merger is not consummated). In the event that the Merger is consummated, the Company's guaranty of Facility A will be converted into a guaranty of payment of the entire NationsBank Facility. Carnival Air's obligations will be secured by all or substantially all of its assets. The Company's guaranty will be secured by a first priority lien on all or substantially all of its assets. Mr. Arison's guaranty will be secured by a pledge of certain securities beneficially owned by Mr. Arison.

         In order to induce Mr. Arison to provide his guaranty under the NationsBank Facility, the Company, Carnival Air and Mr. Arison entered into a Compensation Agreement, dated July 9, 1997, which provides that Carnival Air, prior to the Merger, and the Company after consummation of the Merger, will be required to pay Mr. Arison a guaranty fee in an amount equal to the difference between the cost to Carnival Air of Facility A and Facility B; provided, that if the Merger does not occur for certain reasons, the Company will not be required to pay Mr. Arison the guaranty fee. Such fee is subject to increases and the issuance of additional warrants in certain circumstances.

         Amounts borrowed under the NationsBank Facility will bear interest at the prime rate of interest as quoted by the Lender for Facility B, and at a fixed percentage over such prime rate for Facility A (beginning at 3% per annum over such prime rate for the first six months and increasing by 1.5% per annum for each of the next three month periods). Carnival Air will be required to pay to the Lender substantial fees relating to the NationsBank Facility. Additionally, the Company will be required to issue to the Lender, as further consideration, warrants to purchase up to 550,000 shares of Common Stock at an exercise price equal to the market price as reported on the


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American Stock Exchange, exercisable over ten years with a staggered vesting schedule based on the funding of the NationsBank Facility.

         AMENDMENTS TO ACQUISITION AGREEMENT. On July 8, 1997, the parties to the Acquisition Agreement dated March 20, 1997 by and between the Company, Carnival Air, CAL Acquisition Corporation and Air Holding Company (the "Acquisition Agreement") executed a first amendment to the Acquisition Agreement (the "First Amendment") extending the outside date upon which the Merger may be consummated to August 31, 1997. On July 9, 1997, the parties to the Acquisition Agreement executed a second amendment to the Acquisition Agreement (the "Second Amendment"), pursuant to which the conditions required to close the Merger were further limited and which presented a mechanism for either party to extend the latest date upon which the Merger could occur to September 30, 1997. The Second Amendment provides that, among other things, the conditions relating to governmental and other consents are eliminated, as well as the provision concerning Carnival Air's ability to terminate the Acquisition Agreement if the price of the Common Stock falls below $6.00 per share. The Second Amendment becomes effective only upon the closing of the NationsBank Facility. Copies of the First Amendment and the Second Amendment are being filed as exhibits to this Current Report on Form 8-K. For a complete description of the terms of the First Amendment or the Second Amendment, reference is made to such exhibits.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (c)      Exhibits

                   10.1    First and Second Amendment of Acquisition Agreement


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Pan Am has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             PAN AM CORPORATION

                                             By: /S/ JOHN J. OGILBY, JR.
                                                 ----------------------------
                                                 John J. Ogilby, Jr.
                                                 Chief Financial Officer and
                                                 General Counsel





Dated: July 15, 1997



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                                 EXHIBIT INDEX


EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------

 10.1          First and Second Amendment of Acquisition Agreement